Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                     Contact: Mark Ruh, Chief Financial Officer
January 4, 2012                                                                                          (805) 269-2000

Mission Community Bancorp Repays TARP Funds

SAN LUIS OBISPO, Calif. – Mission Community Bancorp (OTCBB: MISS), parent company of Mission Community Bank, has repurchased all 5,116 shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP).  On December 28, 2011, Mission Community Bancorp (the Company) paid a total of $5,146,554 to the Treasury, consisting of $5,116,000 in principal and $30,554 in accrued and unpaid dividends.  The Company’s repurchase of the shares is not subject to additional conditions or stipulations from the Treasury.

James W. Lokey, CEO and Chairman of the Board commented: “We believe this is the appropriate time to exit the Capital Purchase Program.  The capital infusion provided by the program in 2009 reinforced Mission Community Bank’s support of the communities we serve with lending that helped stimulate our local economies at a crucial time.  Now we are pleased to repay the Treasury, confirming the capital and liquidity strength of our bank.”

Since January 2009, when the CPP investment was made into Mission Community Bancorp, the Treasury has earned dividends of $759,584 from the Company, in addition to a full return of the original $5.1 million investment.

About Mission Community Bancorp and Bank
Mission Community Bancorp is a bank holding company for Mission Community Bank and Mission Asset Management, Inc. Mission Community Bank is a locally operated community bank which first opened its doors in 1997. There are full-service Mission Community Bank offices in San Luis Obispo, Atascadero, Santa Maria, Paso Robles and Arroyo Grande, and a loan production office in Oxnard. The bank’s administrative headquarters and Small Business Banking Center are located in San Luis Obispo at 3380 South Higuera Street.

Forward-Looking Statements
Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to uncertain future events and economic conditions.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers as these factors may impact the operating results, the ability to attract deposit and loan customers, the quality of earning assets and government regulation.  The Bank does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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3380 South Higuera Street ▪ San Luis Obispo, California 93401